ENGINEERING CONSULTING AGREEMENT


This Consulting Agreement is made on this 27th day of May 2004.

                                     BETWEEN

Luis Guiterrez, a Consultant having his mailing address at C/O Maximum Dynamics, Inc. Unit 6, College Park, Parklands, 7441, South Africa; Michael Bennett, a Consultant having his mailing address at C/O Maximum Dynamics, Inc. Unit 6, College Park, Parklands, 7441, South Africa; and Jacques la Grange, a Consultant having his address at 60 Frangipani Street, Kleinbron Estate, Brackenfell, Western Cape, South Africa. The above listed Consultants shall be referred to collectively hereafter as "Consultants" or individually as "Consultant".

                                       AND

Maximum Dynamics, Inc., having its office at 2 North Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903.

WHEREAS

         WHEREAS, CONSULTANTS provide engineering services and technology development services for businesses and professionals in the IT and financial services sector; and,

         WHEREAS, Company wishes to engage the services of CONSULTANTS;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

DURATION

This agreement commences on May 27, 2004 and will be effective until November 27, 2004, as per the terms listed herein. Thereafter it shall be reviewed for further extension on mutually agreeable terms.

FINANCIAL

CONSULTANTS shall be paid for services as set forth in Exhibit A. The fees to be paid shall be paid with shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc. and shall be priced at a twenty percent (20%) discount to today's bid of $0.16 per share. The number of shares issued to each CONSULTANT as payment for services is set forth in Exhibit A.

BINDING

This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be.

APPLICABLE LAW

This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of South Africa.

TERMINATION

If this agreement is terminated previous to November 27, 2004, the CONSULTANT shall keep one twelfth (1/12) of the shares received as payment for every month CONSULTANT was retained.


ACCEPTED
FOR MAXIMUM DYNAMICS


BY:___________________________                       DATE: _____________________
         Joshua Wolcott, CFO



For CONSULTANT


BY:________________________                    DATE: _________________________
      Luis Guiterrez


BY:________________________                    DATE: _________________________
      Michael Bennett


BY:________________________                    DATE: _________________________
      Jacques la Grange

                                    EXHIBIT A

The following sets forth the services to be rendered by each Consultant, the fees for such services and the number of S-8 shares to be issued as payment.

Consultant                 Services                                             Fees        Shares
----------                 --------                                             ----        ------
Luis Guiterrez             Call center systems programming and integration      $2,560      20,000

Michael Bennett            Management of website design and creation            $2,560      20,000

Jacques la Grange          Systems integration management                       $14,400     100,000